UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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STRATEGIC REALTY TRUST, INC.

(Name of Registrant as Specified in its Charter)

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Strategic Realty Trust

400 El Camino Real

San Mateo, CA 94402

www.srtreit.com

October 31, 2013

Dear Shareholder:

Recently you may have received materials from Tony Thompson and his group seeking your support in his campaign to take control of your Company.

In August of this year, Mr. Thompson was dismissed as the chief executive officer of Strategic Realty Trust and his firm was terminated as external advisor and property manager when your board of directors became aware of a number of troubling facts, including the following:

•	The Financial Industry Regulatory Authority, FINRA, accused Mr. Thompson of securities fraud and other violations of the federal securities laws and FINRA’s rules.
•	Mr. Thompson paid fees to himself before they were earned, causing our auditors to refuse to accept certifications signed only by Mr. Thompson. After our auditors discovered the wrongful payments, Mr. Thompson sought to have our auditors fired.
•	With his financial problems mounting, Mr. Thompson collected a significant fee of $775,000 by recommending and effecting an ill-advised investment in the Lahaina Gateway Center that led to violations of loan covenants, forcing us to cease dividend payments under the terms of our credit agreement and costing your company millions of dollars.
•	Thompson National Properties, TNP, the holding company through which Mr. Thompson conducts his business, is apparently insolvent, with a 2012 negative net worth of over $40 million based on FINRA’s investigation.

Now, after he was terminated, he is looking to take control of your Company, in what your board sees as a blatant attempt to get his firm rehired as your Company’s property manager and advisor to bail his firm out of its financial crisis at your expense.

Your board and management team urge you to protect your investment and disregard the material you have received from the Thompson group. Do not return any orange written request card you receive from Mr. Thompson.

DO NOT BE MISLED BY TONY THOMPSON’S MISSREPRESENTATIONS

Mr. Thompson’s materials contain numerous statements where he attempts to blame other members of your Board for problems he created or that we believe are just simply untrue. It is important you know the truth and that you ask yourself who you can trust to manage your investment. Here are a few of the facts you should consider before making a decision:

Tony Thompson hypocritically blames the current board members for suspending the dividend payment.

HERE ARE THE FACTS:

✓   The Company stopped paying dividends because of its default under the KeyBank credit    facility caused by the Lahaina transaction that Mr. Thompson recommended when he was    the CEO and his company was the external advisor.

✓    The board was forced to suspend the dividend or face foreclosure of the five properties     securing the loan. It was not a choice.

✓    Your board is working hard to rectify the situation and fully intends to resume a dividend     payment as soon as possible.

Mr. Thompson wants you to believe that the “‘Special Committee’ has . . . nearly tripl[ed] their own director compensation in less than two years.”

HERE ARE THE FACTS:

✓    The facts are clear. Total board compensation (cash and stock) for all independent directors     for 2013 will be lower than for either of the prior two years (when Tony Thompson ran the     Company), as shown below:

•         2011: $354,000

•         2012: $454,000

•         2013: $351,000 (projected through year end)

Mr. Thompson asserts that the “‘Special Committee’ . . . issued a ‘no-bid’ sweetheart contract to Glenborough . . . to manage SRT at a higher cost.”

HERE ARE THE FACTS:

✓    The Special Committee engaged an independent financial advisor to solicit suitable replacement advisors and met with multiple firms.

✓    We believe that the cost of the new advisor and property manager is significantly less than it was under Thompson’s management. Based on 2012 actual costs, we estimate that the new fee structure would have saved the Company over $2,000,000 had this arrangement been in place in 2012.

✓    Instead of the purported 20-year terms of the property management agreements with TNP Property Manager, the property management agreements with Glenborough are terminable without cause on 60 days’ notice after the first year.

Tony Thompson points the finger at the current directors for refusing to call an annual shareholders’ meeting for over 15 months without meaningful explanation.

HERE ARE THE FACTS:

✓    It is incredible that Mr. Thompson can refuse to return the Company’s own shareholder data necessary for the Company to conduct a shareholders’ meeting and then try to fault the Board for the delay.

✓    Only after the Company filed a complaint in Delaware court in August 2013, seeking to compel Mr. Thompson’s firm to return shareholder data to the Company, did TNP Transfer Agent provide some but not all shareholder data to the Company.

✓    The Company has since announced an annual meeting date for January 10, 2014.

✓    However, the data transfer from TNP Transfer Agent is not yet complete, and a Delaware court hearing is scheduled for November 26, 2014 on the matter.

The Thompson group claims that the “Special Committee’ has . . . doubl[ed] the cost of general and administrative overhead expenditures by nearly $2 million . . . in less than two years.”

HERE ARE THE FACTS:

✓    As noted above, we believe the new cost structure with Glenborough, our new advisor, will reduce costs.

✓    Our costs would have been substantially lower if Mr. Thompson had not caused us to incur the expenses associated with the following:

•      the KeyBank loan default;

•      the ill-fated acquisition of the Lahaina Gateway Center, with total closing costs in excess of $2,000,000, including a hefty $775,000 acquisition fee paid to an affiliate of Mr. Thompson;

•      litigation to recover the Company’s own shareholder data from Mr. Thompson’s firm;

•      time and resources devoted to reconstruct the Company’s books and records, as Mr. Thompson has failed to deliver the Company’s materials required under his expired advisory agreement;

•      Mr. Thompson’s active interference with the transfer of the property management function, including efforts to prevent property vendors and tenants from working with the new manager; and

•      additional auditor work to address internal control deficiencies related to Thompson taking fees from the Company before they were earned.

Unfortunately, Mr. Thompson’s actions are also adversely affecting our future G&A costs as well:

•      We must endure the costs of defending a lawsuit brought by Mr. Thompson in which he seeks to enforce 20-year property management agreements that were commercially unreasonable and void under the Company’s charter; and

•      We will incur expenses contesting the request for a special meeting to remove directors.

In another self-serving statement, Mr. Thompson paints the Special Committee of your board as “unqualified.”

HERE ARE THE FACTS:

✓    Mr. Thompson has been a member of the Board since the Company’s founding.

✓    Mr. Thompson, as the Chairman of the Board, had a significant hand in the selection of every one of those Board members, including the current independent directors. Mr. Rogers has been with the Board since its inception. Mr. Thompson spoke favorably of Mr. Levin and Mr. Maier at the time of their appointment in Company press releases:

✓    “‘We are very pleased to welcome Phil to SRT’s Board of Directors,’ said Thompson National Properties’ CEO, Anthony W. ‘Tony’ Thompson. ‘Phil’s accounting, finance and real estate development experience, specifically in grocery-anchored centers, gives SRT a uniquely qualified director.’”

✓     “‘Jack’s investment banking experience is significant to SRT’s future plan,’ said SRT’s CEO, Anthony W. ‘Tony’ Thompson.”

✓    Mr. Thompson now attempts to portray these same men as “unqualified” after they removed his firm as the Company’s advisor and property manager and as he now seeks to effect a change in control of the Company with the goal of being rehired as advisor and property manager.

The Thompson group fails to disclose the nature of FINRA’s claims against Mr. Thompson and TNP Securities and fails to disclose that the dismissal of a related claim against TNP was solely on jurisdictional grounds.

HERE ARE THE FACTS:

✓    FINRA filed a complaint against Mr. Thompson and TNP Securities for securities fraud and violations of other securities laws and FINRA rules.

✓    According to FINRA, its claim against TNP was dropped due to “jurisdictional reasons” and that “all charges against Thompson are the same, including the fraud charge.”

The Thompson group claims that we allowed them only 10 days to make director nominations and that we changed the rules with respect to director nominations without informing them what the new rules were.

HERE ARE THE FACTS:

✓    The 10-day notice period complained of by the Thompson group has been in the Company’s bylaws since its very first SEC filing in November of 2008.

✓    As a director, Mr. Thompson approved those bylaws.

✓    Mr. Thompson received the text of the bylaw amendments on October 17, 2013, eleven days before the longstanding deadline. TNP sent its nomination notice to the Company on October 20, 2013.

✓    Although the Company had no obligation to do so, within two days of receipt of the TNP’s nomination notice, the Company informed TNP that the nomination notice did not comply with the requirements of the bylaws and reminded them of the deadline for submissions.

Protect your investment and disregard the material you have received from the Thompson group. Do not send back any orange written request card you receive from Mr. Thompson.

If shareholders have any questions or need assistance in voting their shares, they should contact Strategic Realty Trust’s proxy solicitor, MacKenzie Partners, Inc., at 212-929-5500 or at 800-322-2885 Toll-Free.

Very truly yours,

Andrew Batinovich
President
Strategic Realty Trust, Inc.

Important Additional Information:

                SRT expects to solicit revocations of written requests pursuant to a proxy statement  to be filed with the Securities and Exchange Commission (the “SEC”).  Shareholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information.  SRT, its independent directors, its executive officers, its advisor, SRT Advisors, LLC, and its property manager, Glenborough, LLC, may be deemed to be participants in such solicitation.  Stockholders may obtain additional information regarding such participants and their interests from the proxy statement, when it is available, and from SRT’s periodic reports filed with the SEC.  The periodic reports are available, and the proxy statement and other relevant documents will be available, at no charge at the web site of the SEC at www.sec.gov.

Forward Looking Statements:

                This letter contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can be generally identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “strive,” “continue” or other similar words. Readers of this letter should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this letter. Factors that could cause or contribute to such differences include, but are not limited to, (i) difficulties in obtaining Company records from the Company’s former advisor, former property manager and former transfer agent, (ii) increased costs associated with waging a proxy fight should the Thompson group seek to remove or replace directors, and (iii) difficulties and delays with property dispositions. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter.